SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                          NORLAND MEDICAL SYSTEMS, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0005 par value

        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                   656031-10-1
                       -----------------------------------
                                 (CUSIP Number)

                                December 28, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

- ---------------------------------------------------------------
CUSIP No.  N/A
- ---------------------------------------------------------------

1.       NAME OF REPORTING PERSON
         Michael W. Huber

- ---------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a) [  ]
                                                   (b) [ X]
- ---------------------------------------------------------------
3.       SEC USE ONLY
- ---------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION:  United States Citizen
- ---------------------------------------------------------------
         NUMBER OF      5. SOLE VOTING POWER         1,952,516
         SHARES            ----------------------------------------
         BENEFICIALLY   6. SHARED VOTING POWER               0
         OWNED BY          ----------------------------------------
         EACH           7. SOLE DISPOSITIVE POWER    1,952,516
         REPORTING         ----------------------------------------
         PERSON WITH    8. SHARED DISPOSITIVE POWER          0
- ---------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,952,516

- ---------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES   [  ]
- ---------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.4%
- ---------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         IN

- ------------------------------------------------- -------------

Item 1.

   (a)      Name of Issuer:

            Norland Medical Systems, Inc.

   (b)      Address of Issuer's Principal Executive Offices:

            106 Corporate Park Drive, Suite 106, White Plains, New York  10604.

Item 2.

    (a)      Name of Person Filing:

             Michael W. Huber

    (b)      Address of Principal Business Office:

             Michael W. Huber is retired, however, he maintains an
             office  at  180  Avenue  at  the  Common,   Suite  7,
             Shrewbury, New Jersey 07702.

    (c)      Citizenship:

             Michael W. Huber is a citizen of the United States.

    (d)      Title of Class of Securities:

             Common Stock, $.0005 par value

    (e)      CUSIP Number:

             656031-10-1

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check the status of the person filing

           Not applicable.

Item 4.  Ownership

         (a)      Amount beneficially owned:

                           1,952,516 shares.

         (b)      Percent of class:

                           6.4%.

         (c)      Number of shares as to which the person has

                  (i)  Sole power to vote or to direct the vote:

                            1,952,516 shares.

                  (ii) Shared power to vote or direct the vote:

                            0

                  (iii)Sole power to dispose or direct the
                        disposition of:

                            1,952,516 shares.

                  (iv) Shared power to dispose or to direct the
                       disposition of:

                            0

Item 5. Ownership of Five Percent or Less of a Class

             Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

             Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

             Not Applicable.

Item 8.  Identification and Classification of Members of the Group

             Not Applicable.

Item 9.  Notice of Dissolution of Group

             Not Applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2001.



                                   /s/ Michael W. Huber
                                   -----------------------------
                                   Michael W. Huber